Execution Copy

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                            KINETEK INDUSTRIES, INC.,



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                         U.S. BANK NATIONAL ASSOCIATION,
                                   as Trustee

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                               SECURITY AGREEMENT
                              Dated: April 12, 2002






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



                               SECURITY AGREEMENT


          THIS SECURITY AGREEMENT is made as of the 12th day of April, 2002, by and among U.S. BANK NATIONAL ASSOCIATION, as Trustee under those certain Indentures, identified below, a national banking association with an office at 180 East Fifth Street, Saint Paul, Minnesota 55101 and KINETEK INDUSTRIES, INC., a Delaware corporation with its chief executive office and principal place of business at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015 ("Kinetek" or "Issuer"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.


                             W I T N E S S E T H:
                             -------------------

     WHEREAS, as of the date hereof Kinetek has issued (i) those certain 5% Senior Secured Notes due 2007 in the original principal amount of $15,000,000 and (ii) those certain 10% Senior Secured Notes due 2007, in the original principal amount of $ 11,000,000 (collectively, the "Notes" and each, a "Note") pursuant to the terms of those two certain Indentures, each dated as of even date herewith by and among U.S. Bank National Association, as Trustee (the "Trustee"), and Kinetek as Issuer and the Guarantors identified below (collectively the "Indentures");

     WHEREAS, Advanced D.C. Motors, Inc., a New York corporation, Electrical Design and Control Company, a Delaware corporation, The Imperial Electric Corporation, a Delaware corporation, Merkle-Korff Industries, Inc., an Illinois corporation, Motion Control Engineering, Inc., a California corporation, Gear Research, Inc., a Delaware corporation, Kinetek, Inc., a Delaware corporation, Motion Holdings, Inc., a Delaware corporation, Advanced D.C. Holdings, Inc., a Delaware corporation and FIR Group Holdings, Inc., a Delaware Corporation (collectively, the "Guarantors") have each guaranteed payment and performance of the Indenture and the Notes pursuant to certain guarantees contained in the Indentures (collectively, the "Guaranties"); and

         WHEREAS, subject to the terms and conditions hereof, the parties desire that the obligations of Kinetek under the Indentures and the Notes, and the other obligations identified herein, be secured by liens and security interests granted herein, that are subordinate to the Senior Lender Liens as set forth in the Intercreditor Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as hereinafter set forth.

                         SECTION 1. SECURITY INTERESTS

     1.1.  Security Interest in Collateral.

     To secure the prompt payment and performance to Trustee of the Obligations for the benefit of the Note Holders, the Issuer hereby grants to Trustee for its benefit and the benefit of each Holder of the Notes, a continuing Lien upon all of the Issuer's assets, including all of the following Property and interests in Property of the Issuer (collectively, the "Collateral"), whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

               (i) Accounts;

               (ii) Certificated Securities;

               (iii) Chattel Paper, (including Electronic Chattel Paper and Tangible Chattel Paper);

               (iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

               (v) Contract Rights;

               (vi) Deposit Accounts;

               (vii) Documents;

               (viii) Equipment;

               (ix) Financial Assets;

               (x) Fixtures;

               (xi) General Intangibles, including Payment Intangibles and Software;

               (xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

               (xiii) Instruments;

               (xiv) Intellectual Property;

               (xv) Inventory;

               (xvi) Investment Property;

               (xvii) money (of every jurisdiction whatsoever);

               (xviii) Letter-of-Credit Rights;

               (xix) Payment Intangibles;



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               (xx) Security Entitlements;

               (xxi) Software;

               (xxii) Supporting Obligations;

               (xxiii) Uncertificated Securities; and

               (xxiv) Commercial Tort Claims; and

               (xxv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided, that (a) the grant under this Section 1.1 shall not include more than 65% of the Securities of any Foreign Subsidiary and (b) the foregoing shall not include (and the grant, assignment and transfer of a security interest as provided herein shall not extend to) (i) "intent-to use" trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise or (ii) any General Intangibles or Intellectual Property which in accordance with applicable licenses or other agreements applicable thereto terminate or become terminable if a security interest is granted therein (a "Terminable Intangible"); provided, further, that the foregoing shall include any and all Accounts, Chattel Paper, Payment Intangibles and Instruments arising under any and all such Terminable Intangibles.

     1.2.  Other Collateral.

          1.2.1. Commercial Tort Claims. The Issuer shall promptly notify Trustee in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof involving an amount in excess of $200,000 against any third party and, upon request of Trustee, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Trustee to give Trustee a security interest in any such Commercial Tort Claim. The Issuer represents and warrants that as of the date of this Agreement, to its knowledge, neither the Issuer nor any Guarantor possesses any Commercial Tort Claims.

          1.2.2. Other Collateral. The Issuer shall promptly notify Trustee in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Chattel Paper and, within 10 days after request by Trustee, execute such other documents, and do such other acts or things deemed appropriate by Trustee to provide to Trustee or its agent "control" (within the meaning of the applicable Uniform Commercial
     Code) or possession with respect to such Collateral; including without limitation, executing and delivering and causing the relevant depositary bank to execute and deliver an Account Control Agreement, promptly notify Trustee in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Instruments and, within 10 days after request by Trustee, execute such other documents, and do such other acts or things deemed appropriate by Trustee to provide Trustee or its agent control or possession with respect to such Instruments and with respect to Collateral in the possession of a third party, other than Certificated


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     Securities and Goods covered by a Document, use its best efforts to obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Trustee in addition to the Senior Agent. The provisions of this subsection 1.2.2 shall not apply to more than 65% of the Securities of any Foreign Subsidiary. Notwithstanding the foregoing or any other provision in this Agreement or any other Security Document to the contrary, neither this Agreement nor any other Security Document shall require a pledge of any of the securities or other ownership interests of De Sheng Electric Motor Co., Ltd., upon the acquisition of the same.

     1.3.  Lien Perfection; Further Assurances.

     Issuer shall, and at any time and from time to time upon the written request of the Trustee, the Issuer shall, in each case at the Issuer's expense, promptly execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Trustee's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Trustee's Lien upon the Collateral. Issuer shall pay, or reimburse Trustee for, all costs and fees of preparing and having filed UCC-1 financing statements, amendments thereto and other documents, and of taking such other actions, to perfect and to continue Trustee's Lien on any and all Collateral, including without limitation the initial perfection thereof. Unless prohibited by applicable law, the Issuer hereby authorizes Trustee to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of the Issuer or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 1.1, on the Issuer's behalf. The Issuer also hereby ratifies its authorization for Trustee to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Trustee's request, the Issuer shall also promptly execute or cause to be executed and shall deliver to Trustee or its agent any and all documents, instruments and agreements deemed necessary by Trustee, to give effect to or carry out the terms or intent of the Other Agreements. The provisions of this Section 1.3 (i) shall not require that any leasehold mortgages be provided other than upon Trustee's reasonable request therefor and (ii) shall not apply to the motor vehicles owned by the Issuer to the extent that the fair market value of the motor vehicles owned by the Issuer and the Guarantors does not exceed $300,000 in the aggregate.

     1.4.  Lien on Realty.

     The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property identified therein. Each Mortgage shall be executed by the Issuer or the applicable Guarantor, as mortgagor in favor of Trustee. Each Mortgage shall be duly recorded, at Issuer's expense, in each office where such recording is required to constitute a fully perfected second Lien (subject only to the Lien in favor of the Senior Agent) on the real Property covered thereby. The Issuer shall deliver to Trustee, at Issuer's expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to

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Trustee, which policies shall be in form and substance satisfactory to Trustee and shall insure a valid second Lien in favor of Trustee (subject only to the Lien in favor of the Senior Agent), for the benefit of itself and Holders of the Notes, on the Property covered by each Mortgage, subject only to those exceptions acceptable to Trustee and its counsel. The Issuer shall deliver to Trustee such other documents, including, without limitation, as-built survey prints of the real Property, as Trustee and its counsel may request relating to the real Property subject to the Mortgages. Trustee agrees that final survey prints of the real Property existing as of December 14, 2001, and final title insurance policies reflecting the delivery of such surveys, all in form or substance reasonably satisfactorily to Trustee, may be delivered to Trustee within 30 days after the date hereof. Notwithstanding the foregoing provisions of this Section 1.4, the Issuer may grant a Lien in real Property acquired by the Issuer after the date hereof to a mortgagee other than Trustee, so long as
(a) the fair market value of such real Property does not exceed (1) $500,000 individually or (2) $1,000,000 in the aggregate, together with all other real Property owned the Issuer that is not subject to the Lien of a Mortgage and
(b) such Lien granted to a mortgagee other than Trustee secures Indebtedness that is incurred pursuant to and in accordance with subsection 8.2.3(xiv) of the Senior Loan Agreement.

     1.5  Subordination.

     Notwithstanding any other provision contained herein, the Lien granted by the Issuer to the Trustee, and any other rights of the Trustee with respect to the Collateral, pursuant to this Agreement, or any other document or instrument, to secure the Obligations shall be (i) subordinate and junior to priority to the Liens granted to the Senior Agent and the Senior Lenders pursuant to the Senior Loan Agreement and the other Senior Security Documents (the "Senior Lender Liens") and (ii) subject to each of the terms and conditions of the Intercreditor Agreement. Any provisions contained herein that purport to give the Trustee the right to exercise its judgment, the right to be satisfied or other similar rights or decision making abilities shall only be operative after such time as all indebtedness under the Senior Loan Agreement has been fully and indefeasibly paid in cash and satisfied and all lending commitments under the Senior Loan Agreement have been terminated. In addition, the Issuer and the Trustee acknowledge and agree that, to the extent that any provision hereunder imposes an obligation upon the Issuer that the Issuer is unable to satisfy due to the satisfaction of its obligations under the Senior Loan Agreement and the Senior Security Documents, such provision shall not become operative until all indebtedness under the Senior Loan Agreement has been fully and indefeasibly paid in cash and satisfied and all lending commitments under the Senior Loan Agreement have been terminated.

                     SECTION 2. COLLATERAL ADMINISTRATION

     2.1.  General.

          2.1.1. Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by the Issuer or one of the Guarantors at one or more of the business locations set forth in Exhibit 2.1.1 hereto, as updated by the Issuer providing prior written notice to Trustee of any new location.

          2.1.2. Insurance of Collateral. Issuer shall, and shall cause each Guarantor to, maintain and pay for insurance upon all Collateral wherever located and with respect to the business of the Issuer and each Guarantor, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Trustee. The Issuer shall, and shall cause each Guarantor to, deliver certified copies of such policies to Trustee as promptly as practicable, with satisfactory

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

     lender's loss payable endorsements, naming Trustee as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Trustee. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Trustee in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Trustee in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Trustee shall not be impaired or invalidated by any act or neglect of the Issuer, any Guarantor or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. The Issuer agrees, and shall cause each Guarantor to agree, to deliver to Trustee, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

          Unless Issuer or Guarantors provide Trustee with evidence of the insurance coverage required by this Agreement, Trustee may purchase insurance at the Issuer's expense to protect Trustee's interests in the Properties of the Issuer and Guarantors. This insurance may, but need not, protect the interests of the Issuer and each of the Guarantors. The coverage that Trustee purchases may not pay any claim that the Issuer or any Guarantor makes or any claim that is made against the Issuer or any such Guarantor in connection with said Property. The Issuer or Guarantors may later cancel any insurance purchased by Trustee, but only after providing Trustee with evidence that the Issuer or Guarantors have obtained insurance as required by this Agreement. If Trustee purchases insurance, the Issuer and Guarantors will be jointly and severally responsible for the costs of that insurance, including interest and any other charges Trustee may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that the Issuer and each of the Guarantors may be able to obtain on their own.

          2.1.3. Protection of Collateral. Neither Trustee nor any Holder shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Trustee's or any Holder's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the sole risk of Issuer and the Guarantors.

     2.2.  Taxes.

     After such time as all indebtedness under the Senior Loan Agreement has been fully and indefeasibly paid in cash and satisfied and all lending commitments under the Senior Loan Agreement have been terminated, if any item of Collateral becomes subject to charge for any tax payable to any governmental taxing authority, Trustee is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the Issuer and to charge the Issuer therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which the Issuer maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Trustee or any Holder be liable for any taxes to any governmental taxing authority that may be due by the Issuer.

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     2.3.  Certain Matters Relating to Accounts.

     Trustee shall have the right to make test verifications of the Accounts of Issuer and Guarantors in any manner and through any medium that it reasonably considers advisable, provided, that no such test verification activities shall involve actions or communications with Account Debtor parties unless and until an Event of Default has occurred and is continuing. Issuer shall, and shall cause each Guarantor to, furnish all such assistance and information as Trustee may require in connection with such test verifications. At any time and from time to time, upon Trustee's request and at the expense of Issuer, Issuer shall cause independent public accountants or others satisfactory to Trustee to furnish to Trustee reports showing reconciliation's, aging and test verifications of, and trial balances for, the Accounts of Issuer and Guarantors.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES, COVENANTS

     3.1.  General Representations, Warranties and Covenants.

     The Issuer warrants, represents and covenants to Trustee that:

          3.1.1. Qualification. Issuer and each of the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Issuer and each Guarantor is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 3.1.1 hereto and in all other states and jurisdictions in which the failure of the Issuer or any Guarantor to be so qualified could reasonably be expected to have a Material Adverse Effect.

          3.1.2. Power and Authority. Issuer and each Guarantor is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the Other Agreements to which it is a party. The execution, delivery and performance of this Agreement and each of the Other Agreements have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of the Issuer or any of the shareholders, partners or members, as the case may be, of any Guarantor; (ii) contravene the Issuer's or any Guarantor's certificate of incorporation;
     (iii) violate, or cause the Issuer or any Guarantor to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to the Issuer or any Guarantor the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Issuer or any Guarantor is a party or by which it or its Properties may be bound or affected, including without limitation, the Parent Indenture, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by the Issuer or any Guarantor.


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          3.1.3.   Legally Enforceable Agreements. This Agreement and each of the Other Agreements to which the Issuer and each Guarantor is a party, is a legal, valid and binding obligation of the Issuer and each Guarantor party thereto, enforceable against the Issuer and each Guarantor in accordance with its respective terms.

          3.1.4. Title to Properties; Priority of Liens. Issuer and each Guarantor has indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. The Issuer and each Guarantor has paid or discharged each lawful claim which, if unpaid, is reasonably likely to become a Lien against any of the Issuer's or such Guarantor's Properties that is not a Permitted Lien. The Liens granted to Trustee under Section 1 hereof are superior in priority to all Liens other than the Senior Lender Liens, subject only to Permitted Liens.

          3.1.5. Organization; Capital Structure. Exhibit 3.1.5 hereto states, as of the date hereof, (i) the correct name of Issuer and each of the Guarantors, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by Issuer or other Guarantors, (ii) the name of Issuer's and each Guarantor's corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each of Issuer and Guarantors and the holder of Securities of each Subsidiary of Issuer and Guarantors and (iv) the number of authorized, issued and treasury Securities of Issuer and Guarantors. Each of Issuer and Guarantors has good title to all of the Securities it purports to own of each of such entities, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of Issuer or any Guarantors. Except as set forth on Exhibit 3.1.5, as of the date hereof, there are no outstanding agreements or instruments binding upon any of Issuer's or any of its Guarantors' partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

          3.1.6. Names; Organization. Neither Issuer nor any Guarantor has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 3.1.6 hereto. Except as set forth on Exhibit 3.1.6, neither Issuer nor any Guarantor has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Issuer and each Guarantor's state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 3.1.6. The exact legal name of Issuer and each Guarantor is set forth on Exhibit 3.1.6.

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          3.1.7.   Business Locations; Agent for Process. Issuer's and each
     Guarantor's chief executive office, location of books and records and other places of business are as listed on Exhibit 2.1.1 hereto, as updated from time to time by Issuer in accordance with the provisions of subsection 2.1.1; provided, that Exhibit 2.1.1 hereto need not include, and Trustee need not receive, notice of, up to (i) $5,000 of Inventory located at any one location and (ii) $50,000 of Inventory at all locations in the aggregate. During the preceding one-year period, neither Issuer nor any Guarantor has had an office, place of business or agent for service of process, other than as listed on Exhibit 2.1.1. All tangible Collateral is and will at all times be kept by Issuer or a Guarantor in accordance with subsection 2.1.1. Except as shown on Exhibit 2.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

          3.1.8. Accounts. Trustee may rely, in determining which Accounts constitute Accounts that represent Collateral, on all statements and representations made by the Issuer and the Guarantors with respect to any Account or Accounts. With respect to each of the Accounts of Issuer and the Guarantors, unless otherwise disclosed to Trustee in writing:

               (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

               (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by the Issuer and the Guarantors, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between the Issuer and the Guarantors and the Account Debtor;

               (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Trustee;

               (iv) To the best of the Issuer's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Trustee with respect thereto;

               (v) To the best of the Issuer's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

               (vi) To the best of the Issuer's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.


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          3.1.9.   Equipment. The Equipment of Issuer and each Guarantor is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. The Issuer will not permit any of its Equipment or any Guarantor's Equipment to become affixed to any real Property leased to the Issuer or a Guarantor so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Trustee, and the Issuer will not permit any of its Equipment to become an accession to any personal Property other than Collateral Equipment that is subject to second priority (except for Permitted Liens) Liens in favor of Trustee.

          3.1.10. Patents, Trademarks, Copyrights and Licenses. Issuer and each Guarantor owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and other similar rights are listed on Exhibit 3.1.10 hereto. No claim has been asserted to Issuer or any Guarantor which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Issuer and except as set forth on Exhibit 3.l.10 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon the Issuer's or any Guarantor's material Intellectual Property. Except as set forth on Exhibit 3.1.10, Issuer's and each Guarantor's material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable. In addition, except as set forth on
     Exhibit 3.1.10, Issuer's and each Guarantor's material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by Issuer or any Guarantor to Trustee, or any other Person designated by Trustee, of all of Issuer's or such Guarantor's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by Issuer or such Guarantor, or Trustee or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement, in each case to the extent that the failure to permit the same could not reasonably be expected to have a Material Adverse Affect. The consummation and performance of the transactions and actions contemplated by this Agreement and the Other Documents, including without limitation, the exercise by Trustee of any of its rights or remedies under Section 4, will not result in the termination or impairment of any of Issuer's or any Guarantor's ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 3.1.10 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither Issuer nor any Guarantor is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Issuer, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

     3.2.  Reimbursement of Expenses

     If, at any time or times regardless of whether or not an Event of Default then exists, (i) Trustee incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the Other Agreements, any amendment of or modification of this Agreement or any of the Other Agreements, or (2) the administration of this Agreement or any of the Other Agreements and the transactions contemplated hereby and thereby; or (ii) Trustee incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, suit, proceeding or action (whether instituted by Trustee, any Holder, the Issuer or any other Person) relating to the Collateral, this Agreement or any of the Other Agreements or the Issuer's or any Guarantor's affairs; (2) any attempt to enforce any rights of Trustee or any Holder against the Issuer or any other Person which may be obligated to Trustee or any Holder by virtue of this Agreement or any of the Other Agreements, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Trustee as shall be charged to the Issuer; provided, that (a) if an Event of Default does not then exist, the Issuer shall only be responsible for such expenses, costs and out-of-pocket expenses to the extent that the same are reasonable and (b) the Issuer shall be responsible for such expenses, costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Trustee. All amounts chargeable to the Issuer under this Section 3.2 shall be Obligations secured by all of the Collateral, shall be payable to Trustee on the earlier of 15 days after demand therefor or, in the case of expenses billed to Trustee by a third party, the due date thereof, and shall bear interest from the date due hereunder until paid in full at the rate of 12% per annum.

     3.3.  Collateral Protection Expenses; Appraisals.

     All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be paid by the Issuer. If the Issuer fails to promptly pay any portion thereof when due, Trustee may, at its option, but shall not be required to, pay the same and charge the Issuer therefor. Additionally, from time to time after all indebtedness under the Senior Loan Agreement has been fully and indefeasibly paid and satisfied and all lending commitments under the Senior Loan Agreement have been terminated, Trustee may, at the Issuer's expense, obtain appraisals from appraisers (who may be personnel of Trustee), stating the then current fair market value of all or any portion of the real estate or personal property of the Issuer or any Guarantor, including without limitation the Inventory of the Issuer or any Guarantor.

     3.4.  No Deductions.

     Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Trustee or any Holder or franchise taxes by the jurisdiction under the laws of which Trustee or any Holder is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Trustee's or such Holder's applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities").

     3.5.  Affirmative Covenants.


     For so long as any Obligations are outstanding, Issuer covenants that it shall:

          3.5.1. Visits and Inspections; Holder Meeting. Permit and cause each Guarantor to permit Trustee and/or representatives of Trustee, and during the continuation of any Default or Event of Default any Holder, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Issuer and each Guarantor, inspect, audit and at the Issuer's expense, make extracts or copies from its books and records, and discuss with its officers, its employees and its independent accountants, the Issuer's and each Guarantor's business, assets, liabilities, financial condition, business prospects and results of operations; provided that so long as no Default or Event of Default exists, Trustee and each Holder shall provide Issuer and each Guarantor with at least two days' prior notice of any inspection, audit or discussion between such Person and Issuer's and each Guarantor's independent accountants. Without limiting the foregoing, Issuer shall, and shall cause each Guarantor to, participate and shall cause their key management personnel to participate in a meeting with Trustee and Holders periodically, which meeting(s) shall be held at such times and such places as may be reasonably requested by Trustee.

          3.5.2. Landlord, Processor and Storage Agreements. Provide Trustee with copies of all agreements between Issuer or any Guarantor and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept.

          3.5.3. Maintenance of Perfected Security Interest. The Issuer shall, and shall cause each Guarantor to, maintain the security interest created by this Agreement or any Guarantor Security Agreement as the case may be, as a second priority security interest (or a first priority security interest after the Senior Lender Liens have been terminated) subject only to Permitted Liens, and shall defend such security interest against the claims and demands of all Persons whomsoever.

          3.5.4. Restricted Subsidiaries. Issuer shall cause each domestic Restricted Subsidiary hereafter in existence, that did not execute the Indentures as a Guarantor, to execute and deliver supplemental indentures to the Indentures, a Guarantor Security Agreement and, if applicable, a

     Copyright, Patent, Trademarks and License Mortgage pursuant to which such domestic Restricted Subsidiary guaranties the payment and performance of the Obligations and grants to Trustee a second priority (or first priority if the Senior Lender Liens have terminated) Lien, subject only to Permitted Liens, on all of its Properties of the types described in
     Section 1 hereto. Additionally, the appropriate Person shall execute and deliver to Trustee a Pledge Agreement pursuant to which the Trustee is granted a valid, second priority (or first priority if the Senior Lender Liens have terminated) Lien, subject only to Permitted Liens, with respect to all of the issued and outstanding Securities of each such Restricted Subsidiary.

     3.6.  Negative Covenants.

          For so long as there are any Obligations outstanding, Issuer covenants that it shall not:

          3.6.1.   Matters Relating to Parent Indenture.

               (i) Become, or permit any Guarantor to become, a "Non-Restricted Subsidiary" under and as defined in the Parent Indenture; or

               (ii) Provide, or permit any Guarantor to provide, a guarantee in respect of the Parent Senior Notes pursuant to subsection 4.15 of the Parent Indenture.

          3.6.2. Structural Changes. Change its, or permit any Guarantor to change its, state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or permit any Guarantor to change its legal name, in each case without providing 30 days' prior written notice thereof to Trustee.

     3.7. Intangible Collateral. Issuer represents and warrants, and covenants and agrees, that its, and each Guarantor's, General Intangibles and Intellectual Property constituting Terminable Intangibles are not, and will not at any time be, material to the business or operations of the Issuer and the Guarantors taken as a whole.

                  SECTION 4. RIGHTS AND REMEDIES ON DEFAULT

     4.1.  Remedies.

     Upon the occurrence and during the continuance of an Event of Default, Trustee shall have and may exercise from time to time the following other rights and remedies (subject in each case to the terms of the Intercreditor Agreement and Section 1.5 hereof):

          4.1.1. All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Trustee may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the Other Agreements, and none of which shall be exclusive.

          4.1.2. The right to take immediate possession of the Collateral, and to (i) require the Issuer and each of the Guarantors to assemble the Collateral, at the Issuer's expense, and make it available to Trustee at a place designated by Trustee which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of the Issuer or the Guarantors, the Issuer agrees not to charge, or permit any Guarantor to charge, Trustee for storage thereof).

          4.1.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Trustee, in its sole discretion, may deem advisable. Trustee may, at Trustee's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. The Issuer agrees that 10 days' written notice to it or any of the Guarantors of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Trustee may designate in said notice. Trustee shall have the right to conduct such sales on the Issuer's or any Guarantor's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Trustee shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Trustee, on behalf of the Holders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection (provided, that amounts received in immediately available funds shall be credited upon receipt thereof), first to the costs, expenses and attorneys' fees incurred by Trustee in collecting the Obligations, in enforcing the rights of Trustee and Holders under the Other Agreements and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, the Issuer and each Guarantor shall remain jointly and severally liable to Trustee therefor.

          4.1.4. Trustee is hereby granted a license or other right to use, without charge, the Issuer's and each Guarantor's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and the Issuer's and each Guarantor's rights under all licenses and all franchise agreements shall inure to Trustee's benefit.

          4.1.5. At Trustee's request, Issuer shall deliver, and shall cause each Guarantor to deliver, to Trustee all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including, without limitation, all original orders, invoices and shipping receipts. Trustee in its own name or in the name of others may communicate with Account Debtors under the Accounts to verify with them to Trustee's satisfaction the existence, amount and terms of any Accounts. Upon the request of Trustee at any time, Issuer shall notify Account Debtors on the Accounts that the Accounts have been assigned to Trustee and that payments in respect thereof shall be made directly to Trustee. Anything herein to the contrary notwithstanding, Issuer shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Trustee nor any Holder shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by Trustee or any Holder of any payment relating thereto, nor shall Trustee or any Holder be obligated in any manner to perform any of the obligations of Issuer under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Any payments of Accounts, when collected by Issuer ("Proceeds of Accounts"), consisting of cash, cash equivalents, checks and other near-cash items, shall be held by Issuer in trust for Trustee, segregated from other funds of Issuer, and shall, forthwith upon receipt by such Issuer (and, in any event within two Business Days) be turned over to Trustee in the exact form received by Issuer, (duly endorsed by such Issuer to Trustee, if required), and deposited in any account that is subject to an Account Control Agreement maintained under sole dominion and control of Trustee. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of payments included in the deposit. All Proceeds of Accounts while held by the Trustee (or by such Issuer in trust for Trustee) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until so applied as provided in Section 4.1.3.

     4.2.  Set Off and Sharing of Payments.

     Subject to the terms of the Intercreditor Agreement and Section 1.5 hereof, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, Trustee is hereby authorized by the Issuer at any time or from time to time, with reasonably prompt subsequent notice to the Issuer (any prior or contemporaneous notice to the Issuer being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by Trustee at any of its offices for the account of the Issuer (regardless of whether such balances are then due to the Issuer), and (ii) other property at any time held or owing by Trustee to or for the credit or for the account of the Issuer, against and on account of any of the Obligations.

     4.3.  Remedies Cumulative; No Waiver.

     All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Issuer and/or the Guarantors contained in this Agreement and the Other Agreements, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to the Trustee or any Holder or contained in any other agreement between Trustee and the Issuer and/or the Guarantors heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Issuer herein contained. The failure or delay of Trustee to require strict performance by the Issuer of any provision of this Agreement or any Other Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Obligations owing or to become owing from the Issuer to Trustee and each Holder have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of the Issuer and/or the Guarantors contained in this Agreement or any of the Other Agreements and no Default or Event of Default by the Issuer under this Agreement or any Other Agreements shall be deemed to have been suspended or waived by Majority Holders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Trustee and directed to the Issuer.

                            SECTION 5. THE TRUSTEE

     5.1.  Authorization and Action.

     By purchase or acceptance of any Note, each Holder appoints and authorizes Trustee to take such action on its behalf and to exercise such powers under this Agreement and the Security Documents as are delegated to Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Holder hereby acknowledges that Trustee shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Holder. Upon the effective appointment of a successor Trustee under the Indentures, such successor Trustee shall succeed to the rights, powers, and duties of Trustee under this Agreement and all Other Agreements, and the term "Trustee" shall mean such successor effective upon its appointment. In performing its functions and duties under this Agreement and the Security Documents, Trustee shall act solely as agent of Holders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Holder. As to any matters not expressly provided for by this Agreement, the Security Documents, Trustee may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Holders, whenever such instruction shall be requested by Trustee or required hereunder, or a greater or lesser number of Holders if so required hereunder, and such instructions shall be binding upon all Holders; provided, that Trustee shall be fully justified in failing or refusing to take any action which exposes Trustee to any liability or which is contrary to this Agreement and the Security Documents, the Other Agreements or applicable law, unless Trustee is indemnified to its satisfaction by the Holders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Trustee seeks the consent or approval of the Majority Holders (or a greater or lesser number of Holders as required in this Agreement or any Security Document), with respect to any action hereunder or thereunder, Trustee shall send notice thereof to each Holder and shall notify each Holder at any time that the Majority Holders (or such greater or lesser number of Holders) have instructed Trustee to act or refrain from acting pursuant hereto.

     5.2.  Trustee's Reliance, Etc.

     Neither Trustee, any Affiliate of Trustee, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the Other Agreements, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Trustee: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranties or representations to any Holder and shall not be responsible to any Holder for any recitals, statements, warranties or representations made in or in connection with this Agreement or any Other Agreements; (iii) shall not have any duty beyond Trustee's customary practices in respect of acting as Trustee in similar transactions, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Other Agreements on the part of the Issuer, to inspect the property (including the books and records) of the Issuer, to monitor the financial condition of the Issuer or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (iv) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the Other Agreements or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or the Other Agreements by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (vi) may assume that no Event of Default has occurred and is continuing, unless Trustee has actual knowledge of the Event of Default, has received notice from the Issuer or any Guarantor or the Issuer's or any Guarantor's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Holder stating the nature of the Event of Default and that such Holder considers the Event of Default to have occurred and to be continuing.

     5.3.  Amendment.

     No amendment, modification or supplement or waiver of any provision of this Agreement nor consent to any departure by Trustee therefrom, shall in any event be effective unless the same shall be in writing and signed by Trustee and the Issuer, and approved or consented to by the Majority Holders and then such amendment, modification or supplement or such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, supplement, waiver or consent shall be effective, unless in writing and signed by each Holder, do any of the following: (1) amend any provision of this Agreement that requires the consent of all Holders or consent to or waive any breach thereof, (2) amend the definition of the term "Majority Holders", (3) amend this Section
5.3 or (4) release any substantial portion of the Collateral. If a fee is to be paid by Issuer in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may provide that only Holders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Holders on a pro rata basis without including the interests of any Holders who have not timely executed such agreement).

                           SECTION 6. MISCELLANEOUS

     6.1.  Power of Attorney.

     Subject to the terms of the Intercreditor Agreement and Section 1.5 hereof, the Issuer hereby irrevocably designates, makes, constitutes and appoints Trustee (and all Persons designated by Trustee) as the Issuer's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 6.1, and Trustee, or Trustee's agent, may, without notice to the Issuer and in the Issuer's or Trustee's name, but at the cost and expense of the Issuer:

          6.1.1. At such time or times upon or after the occurrence and during the continuance of an Event of Default, and subject to the terms of the Intercreditor Agreement and Section 1.5 hereof, as Trustee in its sole discretion, may determine, endorse Issuer's name on any checks, notes, acceptances, drafts, money orders or other evidence of payment or proceeds of collateral that come into possession or control of Trustee.

          6.1.2. At such time or times upon or after the occurrence and during the continuance of an Event of Default, and subject to the terms of the Intercreditor Agreement and Section 1.5 hereof, as Trustee or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of the Issuer's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Trustee deems advisable, and at Trustee's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral;
     (v) prepare, file and sign the Issuer's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to the Issuer whether or not relating to its Accounts that comes into Trustee's possession and notify the postal authorities to change the address for mail delivery to Issuer to such address as Trustee may designate; (vii) endorse the name of the Issuer upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Trustee on account of the Obligations; (viii) endorse the name of the Issuer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use the Issuer's stationery and sign the name of the Issuer to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Trustee's determination, to fulfill the Issuer's obligations under this Agreement.

     The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

     6.2.  Indemnity.

     The Issuer hereby agrees to indemnify Trustee (and each of its Affiliates) and hold Trustee (and each of its Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) as the result of the Issuer's failure to observe, perform or discharge the Issuer's duties hereunder. In addition, the Issuer shall defend Trustee (and its Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Trustee or any Holder (and each of their Affiliates) by any Person under any Environmental Laws by reason of the Issuer's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of the Issuer under this
Section 6.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     6.3.  Severability.

     Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     6.4.  Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Issuer and the Trustee.

     6.5.  Cumulative Effect; Conflict of Terms.

     The provisions of the Other Agreements are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the Other Agreements, the provision contained in this Agreement shall govern and control.

     6.6.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     6.7.  Notice.

     Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as set forth in the Indenture.

     6.8.  Consent.

     Whenever Trustee's, Majority Holders' or all Holders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Trustee, Majority Holders or all Holders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

     6.9.   Time of Essence.

     Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     6.10.  Entire Agreement.

     This Agreement and the Other Agreements, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     6.11.  Interpretation.

     No provision of this Agreement or any of the Other Agreements shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     6.12.  Confidentiality.

     Trustee shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Trustee's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a Noteholder or prospective Noteholder in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process.

     6.13.  GOVERNING LAW.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF TRUSTEE'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF TRUSTEE'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE ISSUER, OR TRUSTEE. THE ISSUER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE ISSUER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE ISSUER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF TRUSTEE OR ANY HOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY TRUSTEE OR ANY HOLDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     6.14.  WAIVERS BY THE ISSUER.

     THE ISSUER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH TRUSTEE HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE SECURITY DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY TRUSTEE, TRUSTEE'S AGENT OR ANY HOLDER ON WHICH THE ISSUER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER TRUSTEE OR TRUSTEE'S AGENT OR ANY HOLDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TRUSTEE'S OR TRUSTEE'S AGENT TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING TRUSTEE TO EXERCISE ANY OF TRUSTEE'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE ISSUER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO TRUSTEE ENTERING INTO THIS AGREEMENT AND THAT TRUSTEE IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE ISSUER. THE ISSUER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     6.15.  Term of Agreement.

     This Agreement shall be in full force and effect for a term commencing on the date hereof and continuing until all Obligations have been paid in full and the Indentures shall be fully discharged. Upon payment in full of the Obligations and the discharge of the Indenture, the Liens provided for hereunder shall terminate and all rights to the Collateral shall revert to the Issuer. The Trustee agrees that, upon such termination of the Liens hereunder, the Trustee shall, at the Issuer's expense, execute and deliver to the Issuer such documents as the Issuer shall reasonably request to evidence the termination of such Liens.

     6.16. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Trustee in respect of the Obligations is rescinded or must otherwise be restored or returned by Trustee upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Issuer or upon the appointment of any intervenor or conservator of, or trustee or similar official for, Issuer or any substantial part of its assets; or otherwise, all as though such payments had not been made.

         IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.


                             KINETEK INDUSTRIES, INC.


                             By    /s/ Gordon L. Nelson, Jr.
                                   --------------------------------------
                             Its   Vice President
                                   --------------------------------------

                             U.S. BANK NATIONAL ASSOCIATION, as Trustee


                             By   /s/ Richard H. Prokosch
                                 ----------------------------------------
                             Its  Vice President
                                 ----------------------------------------

                                  APPENDIX A

                              GENERAL DEFINITIONS


          When used in the Security Agreement dated as of April 12, 2002, by and among U.S. BANK NATIONAL ASSOCIATION, as Trustee and KINETEK INDUSTRIES, INC., (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paler, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by the Issuer or in which the Issuer now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

          Account Control Agreement - an account control agreement reasonably satisfactory to the Trustee. For the avoidance of doubt, such account control agreement shall provide the Trustee with "control" of a deposit account within the meaning of the applicable Uniform Commercial Code, subject to the terms of the Intercreditor Agreement."

          Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

          ADC - Advanced D.C. Motors, Inc., a New York corporation and an indirect wholly-owned Subsidiary of Kinetek.

          ADC Holdings - Advanced D.C. Holdings, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Kinetek.

          Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person. Without limiting the foregoing in any way, any director or executive officer of a Person shall deemed to be an "Affiliate" of such Person for purposes of this Agreement.

          Agreement - the Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

          Assignment - the Collateral Assignment of Intercompany Note and Intercompany Loan and Security Documents from Issuer to Trustee, dated the date hereof, as the same may be amended from time to time.

          Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Minnesota or is a day on which banking institutions located in either of such states are closed.

          Collateral - all of the Property and interests in Property described in Section 1 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

          Computer Hardware and Software - all of the Issuer's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and
     (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

          Contract Right - any right of the Issuer and each Guarantor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

          Copyright, Patent, Trademarks and License Mortgages - collectively, each of the four Copyright, Patent, Trademarks and License Mortgages, dated as of the date hereof, between Trustee and Issuer, Imperial, Merkle-Korff and MCE, respectively, and all other copyright, patent, trademark and license mortgages and comparable documents now or at any time hereafter securing the whole or any part of the Obligations..

          Default - as defined in the Indentures.

          EDC - Electrical Design and Control Company, a Delaware corporation and a direct wholly-owned Subsidiary of Kinetek.

          Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

          Event of Default - as defined in the Indentures.

          FIR - FIR Electromeccanica, a corporation organized under the laws of Italy and a direct wholly-owned Subsidiary of FIR Holdings.

          FIR Holdings - FIR Group Holdings, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Kinetek. -

          Foreign Subsidiary - any now or hereafter existing Subsidiary of the Issuer or a Restricted Subsidiary that was not formed under the laws of any state of the United States of America.

          Gear - Gear Research, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Kinetek and direct wholly-owned Subsidiary of Imperial.

          Guarantor Security Agreements - collectively, each of the ten Guarantor Security Agreements, dated as of the date hereof, between each of the Guarantors respectively and Trustee, and any such Guarantor Security Agreements entered into in the future by Trustee and any additional Guarantors, securing the Obligations, as the same may be amended from time to time.

          Guarantors - Each of the Persons identified in the second recital paragraph of this Agreement, and any other Person at any time, that guarantees payment or performance of the whole or any part of the Obligations pursuant to the Guaranty.

          Guaranty - The guaranty of payment and performance by each of the Guarantors pursuant to the Indenture.

          Holders - as defined in the Indentures.

          Imperial - The Imperial Electric Company, a Delaware corporation and a direct wholly-owned Subsidiary of Kinetek.

          Indentures - as defined in the first recital paragraph of the Security Agreement.

          Intellectual Property - means: all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

          Intercreditor Agreement - the Intercreditor Agreement between Trustee and the Senior Agent, dated the date hereof.

          Issuer - Kinetek Industries, Inc., a Delaware corporation.

          Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, the Issuer shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          Majority Holders - as of any date, Holders holding more than 50% of the aggregate principal amount of outstanding Notes.

          Material Adverse Effect - (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Issuer and the Guarantors taken as a whole, (ii) a material adverse effect on the rights and remedies of Trustee or Holders under the Other Agreements, or (iii) the material impairment of the ability of Issuer or any Guarantor to perform its obligations hereunder or under any Other Agreements.

          MCE - Motor Control Engineering, Inc., a California corporation and an indirect wholly-owned Subsidiary of Kinetek.

          MCE Holdings - Motion Holdings, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Kinetek.

          Merkle-Korff - Merkle-Korff Industries, Inc., an Illinois corporation and a direct wholly-owned Subsidiary of Kinetek.

          Mortgages - (i) the Real Property Mortgage executed by Gear on or about the date hereof in favor of Trustee, for the benefit of Holders, by which Gear has granted to Trustee, as security for the Obligations, a Lien upon the real Property of Gear located at 4329 Eastern Avenue SE, Grand Rapids, Michigan 44508, (ii) the Real Property Mortgage executed by ADC on or about the date hereof in favor of Trustee, for the benefit of Holders, by which ADC has granted to Trustee, as security for the Obligations, a Lien upon the real Property of ADC located at 6268 East Molloy Road, Syracuse, New York 13057, (iii) the Open-End Real Property Mortgage executed by Imperial on or about the date hereof in favor of

     Trustee, for the benefit of Holders, by which Imperial has granted to Trustee, as security for the Obligations, a Lien upon the real Property of Imperial located at 345 Sycamore Street, Middleport, Ohio 45760 and
     (iv) all other mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

          Motors and Gears - Motors and Gears Holdings, Inc., a Delaware corporation and a majority-owned Subsidiary of Jordan.

          Motors and Gears Note - the $37,671,186.87 13 1/2% Senior Discount Note due 2007 issued by M&G in favor of Jordan.

          Notes - the Issuer's 5% Senior Secured Notes due May 1, 2007 and 10% Senior Secured Notes due 2007, issued pursuant to the Indentures.

          Obligations - all amounts of principal, interest and premium, if any, owing on the Notes and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from the Issuer to Trustee, for its own benefit, or for the benefit of any Holder, of any kind or nature, present or future, arising under this Agreement, the Indenture or any of the other Other Agreements, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

          Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

          Other Agreements - any and all agreements, instruments and documents including the Indentures and the Security Documents, heretofore, now or hereafter executed by the Issuer or any Guarantor, delivered to Trustee or any Holder in respect of the transactions contemplated by the Indentures and the Security Documents.

          Parent - Kinetek, Inc., a Delaware corporation, formerly known as Motors and Gears, Inc.

          Parent Indenture - the Indenture dated as of December 17, 1997 between Parent and State Street Bank and Trust Company, as Trustee.

          Parent Senior Notes - the 10 3/4% Series D Senior Notes Due 2006 in the aggregate outstanding principal amount of $270,000,000 issued by Parent pursuant to the Parent Indenture.

          Permitted Liens - as defined in the Indentures.

          Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

          Pledge Agreements - collectively, (i) the Pledge Agreement executed by Kinetek on or about the date hereof in favor of Trustee, for the benefit of Holders, by which Kinetek has granted to Trustee, as security for the Obligations, a Lien on the 100% of the Securities of each of ADC Holdings, EDC, Imperial, MCE Holdings, Merkle-Korff and FIR Holdings,
     (ii) the Pledge Agreement executed by ADC Holdings on or about the Closing Date in favor of Trustee, for the benefit of Holders, by which ADC Holdings has granted to Trustee, as security for the Obligations, a Lien on the 100% of the Securities of ADC, (iii) the Pledge Agreement executed by MCE Holdings on or about the Closing Date in favor of Trustee, for the benefit of Holders, by which MCE Holdings has granted to Trustee, as security for the Obligations, a Lien on the 100% of the Securities of MCE (iv) the Pledge Agreement executed by Imperial on or about the Closing Date in favor of Trustee, for the benefit of Holders, by which Imperial has granted to Trustee, as security for the Obligations, a Lien on the 100% of the Securities of Gear, (v) the Pledge Agreement executed by Parent on or about the Closing Date in favor of Trustee, for the benefit of Holders, by which Parent has granted to Trustee, as security for the Obligations, a Lien on the 100% of the Securities of Kinetek, (vi) the Pledge Agreement executed by FIR Holdings on or about the Closing Date in favor of Trustee, for the benefit of Holders, by which FIR Holdings has granted to Trustee, as security for the Obligations, a Lien on the 65% of the Securities of FIR, and (vii) all other pledge agreements and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

          Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          Restricted Subsidiary - as defined in the Indentures.

          Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

          Security Documents - this Agreement, the Assignment, the Copyright, Patent, Trademark and License Mortgages, the Guarantor Security Agreements, the Mortgages, the Pledge Agreements, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

          Senior Agent - Fleet Capital Corporation, in its capacity as Agent under the Senior Loan Agreement or any successor Agent thereto in accordance with the Senior Loan Agreement.

          Senior Lenders - the financial lenders identified as Lenders under the Senior Loan Agreement.

          Senior Lender Liens - as defined in Section 1.5 of the Agreement.

          Senior Loan Agreement - the Loan and Security Agreement dated as of December 18, 2001 among Kinetek, certain Subsidiaries of Kinetek, the financial institutions party thereto as lenders and the Senior Agent and any other loan or credit agreement that evidences indebtedness that would constitute "Senior Debt" under and as defined in the Intercreditor Agreement.

          Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

          Senior Security Documents - the Security Documents as defined in the Senior Loan Agreement.

          Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

          Terminable Intangible - as defined in Section 1.1 of the Agreement.

          Trustee - U.S. Bank National Association, as Trustee under the Indentures, and any successor Trustee thereto in accordance with the Indentures.

          Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

          UCC - the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as it may be amended or otherwise modified.

          Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

          Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC or by the Indenture to the extent the same are used or defined therein.

          Certain Matters of Construction. The terms "herein", "hereof' and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Other Agreements shall include any and all amendments, modifications, supplements thereto and any restatements thereof, thereto and any and all extensions or renewals thereof.